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                                   SC BANCORP
                                 AMENDMENT NO. 6
                            EXECUTIVE DEFERRAL PLAN I


SC Bancorp, a California corporation, hereby amends the SC Bancorp Executive Deferral Plan I, which was initially effective on June 1, 1986 (the "Plan"), as follows:


1.   New Section 1.0 of the Plan is added to read as follows:

     "1.0 'Bank' shall mean Southern California Bank, a California corporation."


2.   New Section 1.2A of the Plan is added to read as follows:

     "1.2A 'Change in Control Event' shall be deemed to have occurred if and when:

          a. the Company shall consummate a merger or consolidation (a 'Transaction') with another corporation; PROVIDED, HOWEVER, that a Change of Control shall not be deemed to have occurred with respect to a Transaction if the beneficial owners of the outstanding shares entitled to vote in the election of directors immediately prior to such Transaction will beneficially own more than sixty percent (60%) of the outstanding shares entitled to vote in the election of directors of the corporation resulting from the consummation of the Transaction; or

          b. twenty-five percent (25%) of the Company's securities then entitled to vote in the election of directors shall be acquired by any 'person' (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended); or

          c. during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period were members of the Board of Directors of the Company (the 'Incumbent Board') shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, provided that any


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               person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least eighty-five percent (85%) of the directors comprising the Incumbent Board shall be, for purposes hereof, considered as though such person were a member of the Incumbent Board; or

          d. the Bank or the Company shall sell all, or substantially all, of its assets to another corporation."


3.   New Section 7.6 shall be added to the Plan to read as follows:

     "7.6 COMMITTEE DISCRETION. For purposes of determining the form of payment of a Participant's termination benefit, the Committee may, in its sole and absolute discretion, deem a Participant who has experienced a Termination of Employment prior to the Participant's Retirement as being eligible for Retirement under Article 5. Such Participant's benefit shall be paid at the same time and in the same manner as elected by the Participant prior to the beginning of the Benefit Unit. The applicable interest rate on the EDP Account, including any unpaid balances, will be based on a fixed rate which is an average of the annual Moody's Seasoned Corporate Bond Rate over the five (5) years prior to the Participant's deemed Retirement, with an additional five (5%) interest."

4.   Section 12.3 shall be added to the Plan to read as follows:

     "12.3 TERMINATION, AMENDMENT OR MODIFICATION AFTER A CHANGE IN CONTROL EVENT. Notwithstanding any other provision of this Plan, subsequent to a Change in Control Event, the benefits of a Participant who is receiving payments under this Plan shall not be affected by a Plan termination, or any amendment or modification which adversely affects such Participant's benefits, under Sections
             12.1 or 12.2. The benefits of a Participant who has not yet begun to receive payments prior to such Change in Control Event shall be paid at the same time and in the same manner as elected by the Participant prior to the beginning of the Benefit Unit."

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SC Bancorp has signed this Amendment on the date indicated below to be effective
January 1, 1997.


                              SC BANCORP

Date:  Feb. 27, 1997          By: /s/ H.A. Beisswenger
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                              Its: Chr.
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